Exhibit 10.1

AMENDMENT NO. 2 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Agreement”) is entered into as of the 17th day of April 2008, by and among (a) REAL MEX RESTAURANTS, INC., formerly known as Acapulco Acquisition Corp., a Delaware corporation (“Real Mex”), ACAPULCO RESTAURANTS, INC., a Delaware corporation (“ARI”), EL TORITO FRANCHISING COMPANY, a Delaware corporation (“ETFI”), EL TORITO RESTAURANTS, INC., a Delaware corporation (“ETRI”), TARV, INC., a California corporation (“TARV”), ACAPULCO RESTAURANT OF VENTURA, INC., a California corporation (“ARV”), ACAPULCO RESTAURANT OF WESTWOOD, INC., a California corporation (“ARW”), ACAPULCO MARK CORP., a Delaware corporation (“AMC”), MURRAY PACIFIC, a California corporation (“MP”), ALA DESIGN, INC., a California corporation (“ALAD”), REAL MEX FOODS, INC., formerly known as ALA Foods, Inc., a California corporation (“RMF”), ACAPULCO RESTAURANT OF DOWNEY, INC., a California corporation (“ARD”), ACAPULCO RESTAURANT OF MORENO VALLEY, INC., a California corporation (“AMV”), EL PASO CANTINA, INC., a California corporation (“EPC”), CKR ACQUISITION CORP., a Delaware corporation (“CKR”), CHEVYS RESTAURANTS, LLC, a Delaware limited liability company (“Chevys”) and each of the other Subsidiaries of Real Mex which shall from time to time hereafter become a party hereto pursuant to §9.18 hereof (collectively with Real Mex, ARI, ETFI, ETRI, TARV, ARV, ARW, AMC, MP, ALAD, RMF, ARD, AMV, EPC, CKR and Chevys the “Borrowers”), (b) lending institutions party hereto as Lenders, and (c) GENERAL ELECTRIC CAPITAL CORPORATION as agent and administrative agent (the “Agent”) for itself and such lending institutions.

RECITALS

WHEREAS, the Borrowers, Lenders, and Agent entered into a Second Amended and Restated Revolving Credit Agreement, dated as of January 29, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement);

WHEREAS, Borrowers have requested that the Agent and the Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Agent and Lenders agree to such amendments upon the terms and subject to conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions in Credit Agreement; etc.  Unless otherwise defined herein, terms defined in or by reference in the Credit Agreement (as from time to time amended) are used herein as therein defined.

2.             Amendments.  The Credit Agreement is hereby amended as follows:

(a)           §1.1 of the Credit Agreement is amended by amending and restating the definition of the term “Applicable Margin” to read in its entirety as follows:

Applicable Margin.  For the period commencing on March 31, 2008 through the date upon which the Agent receives the Compliance Certificate required to be delivered for the period ending on or about June 30, 2008, the Applicable Margin with respect to Revolving Credit Loans that are Base Rate Loans shall be 1.25% and the Applicable Margin with respect to Eurodollar Rate Loans and Letters of Credit shall be 2.75%.  After the receipt of such Compliance Certificate, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin with respect to Revolving Credit Loans, (in each case, for Base Rate Loans and Eurodollar Rate Loans) and for the Letters of Credit shall be the applicable percentage set forth below with respect to each such Loan or Letter of Credit, as the case may be, corresponding to the Borrowers’ Leverage Ratio, as of the most recently completed fiscal quarter of the Borrowers ending immediately prior to the applicable Rate Adjustment Period:

		Revolving Credit Loans
Level	Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans and Letters of Credit
I	< 2.00:1.00	0.50%	2.00%
II	> 2.00:1.00 and < 2.50:1.00	0.75%	2.25%
III	> 2.50:1.00 and < 3.00:1.00	1.00%	2.50%
IV	> 3.00:1	1.25%	2.75%

Notwithstanding the foregoing, if the Borrowers fail to deliver any Compliance Certificate pursuant to §9.4(e) hereof, then for the period commencing on the date after the day on which such Compliance Certificate was due through the date immediately preceding the Adjustment Date that occurs immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be that percentage corresponding to Level IV in the table above.

(b)           §11.1 of the Credit Agreement is amended and restated to read in its entirety as follows:

11.1        Leverage Ratio.  The Borrowers will not permit the Leverage Ratio, determined at the end of and for any period of four consecutive fiscal quarters of the Borrowers ending during any period, or ending on the last day of the fiscal quarter which ends nearest to the calendar quarter end date, described in the table below, to be greater than the ratio set forth opposite such period in such table:

Period (inclusive of end dates)	Ratio

January 1, 2006 - December 31, 2007	3.85 to 1.00
January 1, 2008 - March 31, 2008	4.00 to 1.00
April 1, 2008 - June 30, 2008	4.00 to 1.00
July 1, 2008 and thereafter	3.55 to 1.00

(c)           §11.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

11.2        Adjusted Leverage Ratio.  The Borrowers will not permit the Adjusted Leverage Ratio, determined at the end of and for any period of four consecutive fiscal quarters of the Borrowers ending during any period, or ending on the last day of the fiscal quarter which ends nearest to the calendar quarter end date, described in the table below, to be greater than the ratio set forth opposite such period in such table:

Period (inclusive of end dates)	Ratio

January 1, 2006 - December 31, 2007	5.95 to 1.00
January 1, 2008 - March 31, 2008	6.25 to 1.00
April 1, 2008 - June 30, 2008	6.15 to 1.00
July 1, 2008 and thereafter	5.75 to 1.00

(d)           §11.3 of the Credit Agreement is amended and restated to read in its entirety as follows:

11.3        Cash Flow Ratio.  The Borrowers will not permit the Cash Flow Ratio, determined for any Measurement Period ending during any period, or ending on the last day of the fiscal quarter which ends nearest to the calendar quarter end date, described in the table below, to be less than the ratio set forth opposite such period in such table:

Period (inclusive of end dates)	Ratio

January 1, 2006 – June 30, 2007	1.70 to 1.00
January 1, 2008 - March 31, 2008	1.25 to 1.00
April 1, 2008 - June 30, 2008	1.50 to 1.00
July 1, 2008 and thereafter	1.70 to 1.00

For the avoidance of doubt, compliance with the Cash Flow Ratio will not be tested for the fiscal quarters ending September 30, 2007 and December 31, 2007.

3.             Conditions.  This Agreement shall be effective on the first day (the “Effective Date”) upon which each of the following conditions precedent have been satisfied:

(a)           The Agent shall have received a counterpart signature of the Borrowers and the Lenders to this Agreement;

(b)           The Borrowers shall have paid, in immediately available funds, to the Agent for the account of the Lenders a fully earned and non-refundable amendment fee in the amount of $100,000;

(c)           All corporate action necessary for the valid execution, delivery and performance by the Borrowers of this Agreement shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent, including without limitation, a certificate from a duly authorized officer of such Person, attaching a copy, certified by a duly authorized officer of such Person to be true and complete on Effective Date, of the resolutions of such Person authorizing this Agreement; and

(d)           The Agent shall have received favorable legal opinions addressed to the Lenders and the Agent, dated as of the Effective Date, in form and substance reasonably satisfactory to the Agent from Morgan, Lewis & Bockius LLP, counsel to each of the Borrowers.

4.             Representations and Warranties.  The Borrowers represent and warrant to the Lenders and the Agent as follows.

(a)           Except where a failure thereof would not have a Materially Adverse Effect, the execution, delivery and performance of this Agreement (i) is within the corporate authority of such Person, (ii) has been duly authorized by all necessary corporate proceedings, (iii) does not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or any of their Subsidiaries and (iv) does not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, any of the Borrowers or any of their Subsidiaries.

(b)           The execution and delivery of this Agreement will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           Except as set forth on Schedule 8.2 of the Credit Agreement and where a failure thereof would not have a Materially Adverse Effect, the execution, delivery and performance by each of the Borrowers and their Subsidiaries of this Agreement, does not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

(d)           Each of the representations and warranties of any of the Borrowers and their Subsidiaries contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time and after giving effect to this Agreement, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and except for the Specified Default no Default or Event of Default shall have occurred and be continuing.

5.             Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

6.             Continuing Effect of the Credit Agreement.  Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Agents or the Borrowers under the Credit Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances.  This Agreement shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.  After the effectiveness of this Agreement, any reference to the Credit Agreement shall mean the Credit Agreement as amended and modified hereby.

7.             Applicable Law.  THIS AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF ILLINOIS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF ILLINOIS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

8.             Headings.  Headings herein are include herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.             Loan Document.  This Agreement shall constitute a Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

REAL MEX RESTAURANTS, INC.
ACAPULCO RESTAURANTS, INC.
EL TORITO FRANCHISING COMPANY
EL TORITO RESTAURANTS, INC.
TARV, INC.
ACAPULCO RESTAURANT OF VENTURA,
INC.
ACAPULCO RESTAURANT OF WESTWOOD, INC.
ACAPULCO MARK CORP.
MURRAY PACIFIC
ALA DESIGN, INC.
REAL MEX FOODS, INC.
ACAPULCO RESTAURANT OF DOWNEY,
INC.
ACAPULCO RESTAURANT OF MORENO VALLEY, INC.
EL PASO CANTINA, INC.
CKR ACQUISITION CORP.
CHEVYS RESTAURANTS, LLC

By:	/s/ Steven L. Tanner
Name:	Steven L. Tanner
Title:	Chief Financial Officer

SIGNATURE PAGE TO

AMENDMENT NO. 2 TO CREDIT AGREEMENT

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and sole Lender

By:	/s/ Thomas Moro
Name:	Thomas Moro
Title:	Authorized Signatory